Exhibit 99.1
ONEMAIN HOLDINGS, INC. REPORTS FIRST QUARTER 2019 RESULTS

–	1Q 2019 diluted EPS of $1.11

–	1Q 2019 C&I adjusted diluted EPS of $1.37

–	1Q 2019 C&I Ending Net Finance Receivables of $16.2 billion

–	1Q 2019 C&I Net Charge-Off ratio of 7.1%

Evansville, IN, April 29, 2019 - OneMain Holdings, Inc. (NYSE: OMF) today reported pretax income of $202 million and net income of $152 million for the first quarter of 2019, compared to $168 million and $124 million, respectively, in the prior year quarter. Earnings per diluted share were $1.11 in the first quarter of 2019, compared to $0.91 in the prior year quarter.

On April 29, 2019, OneMain's Board of Directors approved a regular quarterly dividend of $0.25 per share, payable on June 14, 2019 to record holders of our common stock as of the close of business on May 29, 2019.

"We delivered strong financial results for the first quarter of 2019." said Doug Shulman, President and CEO of OneMain. "Our credit performance and operating efficiency continued to improve, and we further reinforced our funding and liquidity. These results demonstrate the strength of our business and I am confident that we are well positioned for the long term."

The following segment results are reported on a non-GAAP basis. Refer to the required reconciliations of non-GAAP to comparable GAAP measures at the end of this press release.

Consumer and Insurance Segment (“C&I”)

C&I generated adjusted pretax income of $246 million and adjusted net income of $187 million for the first quarter of 2019, compared to $211 million and $160 million, respectively, in the prior year quarter. Adjusted earnings per diluted share were $1.37 for the first quarter of 2019, compared to $1.18 in the prior year quarter.

Originations totaled $2.6 billion in the first quarter of 2019, up 2% from $2.5 billion in the prior year quarter. The percentage of secured originations was 56% in the first quarter of 2019, up from 44% in the prior year quarter.

Ending net finance receivables reached $16.2 billion at March 31, 2019, up 9% from $14.9 billion in the prior year quarter. Secured receivables represented $1.5 billion of the increase in ending net finance receivables from the prior year and were 49% of ending net finance receivables at March 31, 2019, up from 43% in the prior year quarter.

Average net finance receivables were $16.2 billion in the first quarter of 2019, up 9% from $14.9 billion in the prior year quarter.

Yield was 23.9% in the first quarter of 2019, up from 23.8% in the prior year quarter, primarily reflecting improvement in late stage delinquencies.

Interest income in the first quarter of 2019 was $954 million, up from $873 million in the prior year quarter, reflecting higher average receivables and higher yield.

The provision for finance receivable losses was $276 million in the first quarter of 2019, up from $258 million in the prior year quarter, primarily as a result of higher average receivables.

The 30-89 day delinquency ratio was 1.9% at March 31, 2019, down from 2.1% at March 31, 2018.

The 90+ day delinquency ratio was 2.1% at March 31, 2019, down from 2.3% at March 31, 2018.

The net charge-off ratio was 7.1% in the first quarter of 2019, down from 7.2% in the prior year quarter.

Operating expense for the first quarter of 2019 was $309 million, up 4% from $298 million in the prior year quarter, primarily reflecting inflationary increases and investment in the business.

Acquisitions and Servicing Segment (“A&S”)

A&S broke even in the first quarter of 2019 on an adjusted pretax income basis, compared to adjusted pretax income of $1 million prior year quarter.

Other

During the first quarter of 2019, Other generated an adjusted pretax loss of $2 million, compared to an adjusted pretax loss of $10 million in the prior year quarter. Other consists of our non-originating legacy operations, which include our liquidating real estate loan portfolio. During the first quarter of 2019, we sold a portion of our real estate loans held for sale. The remaining real estate loans held for sale are carried at $79 million compared to the unpaid principal balance of $136 million.

Funding and Liquidity

As of March 31, 2019, the company had principal debt balances outstanding of $16.5 billion, 50% of which was secured and 50% of which was unsecured. The company had $1.7 billion of cash and cash equivalents, which included $312 million of cash and cash equivalents held at our regulated insurance subsidiaries or for other operating activities that are unavailable for general corporate purposes. The company had $6.2 billion of undrawn revolving conduit facilities and $6.9 billion of unencumbered personal loans.

Use of Non-GAAP Financial Measures
We report the operating results of Consumer and Insurance, Acquisitions and Servicing, and Other using the Segment Accounting Basis, which (i) reflects our allocation methodologies for interest expense and operating costs, to reflect the manner in which we assess our business results and (ii) excludes the impact of applying purchase accounting (eliminates premiums/discounts on our finance receivables and long-term debt at acquisition, as well as the amortization/accretion in future periods). Consumer and Insurance adjusted pretax income (loss), Consumer and Insurance adjusted net income (loss), Consumer and Insurance adjusted earnings (loss) per diluted share, Acquisitions and Servicing adjusted pretax income (loss), and Other adjusted pretax income (loss) are key performance measures used by management in evaluating the performance of our business. Consumer and Insurance adjusted pretax income (loss), Acquisitions and Servicing adjusted pretax income (loss), and Other adjusted pretax income (loss) represents income (loss) before income taxes on a Segment Accounting Basis and excludes net losses resulting from repurchases and repayments of debt, acquisition-related transaction and integration expenses, restructuring charges, net gain on sale of cost method investment, and net loss on sale of real estate loans. Management believes these non-GAAP financial measures are useful in assessing the profitability of our segments and uses these non-GAAP financial measures in evaluating our operating performance and as a performance goal under the company’s executive compensation programs. These non-GAAP financial measures should be considered supplemental to, but not as a substitute for or superior to, income (loss) before income taxes, net income, or other measures of financial performance prepared in accordance with U.S. generally accepted accounting principles ("GAAP").

Conference Call & Webcast Information

OneMain management will host a conference call and webcast to discuss our first quarter 2019 results and other general matters at 8:00 am Eastern Time on Tuesday, April 30, 2019. Both the call and webcast are open to the general public. The general public is invited to listen to the call by dialing 877-330-3668 (U.S. domestic) or 678-304-6859 (international), and using conference ID 7889473, or via a live audio webcast through the Investor Relations section of the website. For those unable to listen to the live broadcast, a replay will be available on our website, or by dialing 800-585-8367 (U.S. domestic) or 404-537-3406, and using conference ID 7889473, beginning approximately two hours after the event. The replay of the conference call will be available via audio webcast through May 11, 2019. An investor presentation will be available on the Investor Relations page of OneMain’s website at https://www.omf.com prior to the start of the conference call.

This document contains summarized information concerning OneMain Holdings, Inc. (the “Company”) and the Company’s business, operations, financial performance and trends. No representation is made that the information in this document is complete. For additional financial, statistical and business related information see the Company's most recent Annual Report on Form 10-K (“Form 10-K”) and Quarterly Reports on Form 10-Q (“Form 10-Qs”) filed with the U.S. Securities and Exchange Commission (the “SEC”), as well as the Company’s other reports filed with the SEC from time to time. Such reports are or will be available in the Investor Relations section of the Company's website (https://www.omf.com) and the SEC's website (http://www.sec.gov).

Cautionary Note Regarding Forward-Looking Statements
This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact but instead represent only management’s current beliefs regarding future events. By their nature, forward-looking statements are subject to risks, uncertainties, assumptions and other important factors that may cause actual results, performance or achievements to differ materially from those expressed in or implied by such forward-looking statements. We caution you not to place undue reliance on these forward-looking statements that speak only as of the date on which they were made. We do not undertake any obligation to update or revise these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events or the non-occurrence of anticipated events, whether as a result of new information, future developments or otherwise, except as required by law. Forward-looking statements include, without limitation, statements concerning future plans (including statements regarding the timing, declaration, amount and payment of any future dividends), objectives, goals, projections, strategies, events or performance, and underlying assumptions and other statements related thereto. Statements preceded by, followed by or that otherwise include the words “anticipates,” “appears,” “are likely,” “believes,” “estimates,” “expects,” “foresees,” “intends,” “plans,” “projects” and similar expressions or future or conditional verbs such as “would,” “should,” “could,” “may,” or “will,” are intended to identify forward-looking statements. Important factors that could cause actual results, performance or achievements to differ materially from those expressed in or implied by forward-looking statements include, without limitation, the following: adverse changes in general economic conditions, including the interest rate environment and the financial markets; risks related to the acquisition or sale of assets or businesses or the formation, termination or operation of joint ventures or other strategic alliances, including increased loan delinquencies or net charge-offs, integration or migration issues, increased costs of servicing, incomplete records, and retention of customers; our estimates of the allowance for finance receivable losses may not be adequate to absorb actual losses, causing our provision for finance receivable losses to increase, which would adversely affect our results of operations; increased levels of unemployment and personal bankruptcies; our strategy of increasing the proportion of secured loans may lead to declines in or slower growth in our personal loan receivables and portfolio yield; adverse changes in the rate at which we can collect or potentially sell our finance receivables portfolio; our decentralized branch loan approval process could expose us to greater than historical delinquencies and charge-offs; natural or accidental events such as earthquakes, hurricanes, tornadoes, fires, or floods affecting our customers, collateral, or branches or other operating facilities; war, acts of terrorism, riots, civil disruption, pandemics, disruptions in the operation of our information systems, or other events disrupting business or commerce; a failure in or breach of our operational or security systems or infrastructure or those of third parties, including as a result of cyber-attacks; or other cyber-related incidents involving the loss, theft or unauthorized disclosure of personally identifiable information, or “PII,” of our present or former customers; our credit risk scoring models may be inadequate to properly assess the risk of customer unwillingness or lack of capacity to repay; adverse changes in our ability to attract and retain employees or key executives to support our businesses; increased competition, lack of customer responsiveness to our distribution channels, an inability to make technological improvements, and the ability of our competitors to offer a more attractive range of personal loan products than we offer; changes in federal, state or local laws, regulations, or regulatory policies and practices that adversely affect our ability to conduct business or the manner in which we are permitted to conduct business, such as licensing requirements, pricing limitations or restrictions on the method of offering products, as well as changes that may result from increased regulatory scrutiny of the sub-prime lending industry, our use of third-party vendors and real estate loan servicing, or changes in corporate or individual income tax laws or regulations, including effects of the Tax Cuts and Jobs Act; risks associated with our insurance operations, including insurance claims that exceed our expectations or insurance losses that exceed our reserves; our ability be unable to successfully implement our growth strategy for our consumer lending business or successfully acquire portfolios of personal loans; declines in collateral values or increases in actual or projected delinquencies or net charge-offs; potential liability relating to finance receivables which we have sold or securitized or may sell or securitize in the future if it is determined that there was a non-curable breach of a representation or warranty made in connection with such transactions; the costs and effects of any actual or alleged violations of any federal, state or local laws, rules or regulations, including any litigation associated therewith; the costs and effects of any fines, penalties, judgments, decrees, orders, inquiries, investigations, subpoenas, or enforcement or other proceedings of any governmental or quasi-governmental agency or authority and any litigation associated therewith; our continued ability to access the capital markets or the sufficiency of our current sources of funds to satisfy our cash flow requirements; our ability to comply with our debt covenants; our ability to generate sufficient cash to service all of our indebtedness; any material impairment or write-down of the value of our assets; the ownership of our common stock continues to be highly concentrated, which may prevent minority stockholders from influencing significant corporate decisions and may result in conflicts of interest; the effects of any downgrade of our debt ratings by credit rating agencies, which could have a negative impact on our cost of and/or access to capital; our substantial indebtedness, which could prevent us from meeting our obligations under our debt instruments and limit our ability to react to changes in the economy or our industry or our ability to incur additional borrowings; our ability to maintain sufficient capital levels in our regulated and unregulated subsidiaries; changes in accounting standards or tax policies and practices and the application of such new standards, policies and practices; management estimates and assumptions, including estimates and assumptions about future events, may prove to be incorrect; any failure to achieve the SpringCastle Portfolio performance requirements, which could, among other things, cause us to lose our loan servicing rights over the SpringCastle Portfolio; various risks relating to continued compliance with the Settlement Agreement with the U.S. Department of Justice; and other risks and uncertainties described in the “Risk Factors” and “Management’s Discussion and Analysis” sections of the Company’s most recent Form 10-K and Form 10-Qs filed with the SEC and in the Company’s other filings with the SEC from time to time.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from what we may have expressed or implied by these forward-looking statements. You should specifically consider the factors identified in this document that could cause actual results to differ before making an investment decision to purchase our common stock and should not place undue reliance on any of our forward-looking statements. Furthermore, new risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us.

OneMain Holdings, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended
(unaudited, $ in millions, except per share amounts)	3/31/19	12/31/18	3/31/18

Interest Income:
Finance charges	$953	$954	$859
Finance receivables held for sale	3	4	3
Total interest income	956	958	862

Interest expense	(236)	(229)	(200)
Provision for finance receivable losses	(286)	(278)	(254)
Net interest income after provision for finance receivable losses	434	451	408

Other Revenues:
Insurance	110	111	105
Investment	26	16	13
Net gain on sale of real estate loans	3	18	—
Net loss on repurchases and repayments of debt	(21)	—	(1)
Other (1)	30	8	20
Total other revenues	148	153	137

Other Expenses
Salaries and benefits	(199)	(208)	(199)
Other operating expenses	(136)	(135)	(133)
Insurance policy benefits and claims	(45)	(47)	(45)
Total other expenses	(380)	(390)	(377)
Income before income taxes	202	214	168
Income taxes	(50)	(46)	(44)
Net income	$152	$168	$124

Share Data:
Weighted average number of diluted shares:	136.2	136.2	135.9
Diluted EPS	$1.11	$1.24	$0.91
Book value per basic share	$29.03	$27.97	$24.93

(1) 1Q19 and 4Q18 include the fair value impairment of the remaining loans in held for sale after certain real estate loan sales. 1Q19 includes a gain on sale related to an investment held at cost.

OneMain Holdings, Inc.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	As of

(unaudited, $ in millions)	3/31/2019	12/31/2018	3/31/2018

Assets
Cash and cash equivalents	$1,709	$679	$1,807
Investment securities	1,743	1,694	1,706
Net finance receivables:
Personal loans	16,136	16,164	14,858
Other receivables (1)	—	—	129
Net finance receivables	16,136	16,164	14,987
Unearned insurance premium and claim reserves	(668)	(662)	(585)
Allowance for finance receivable losses	(733)	(731)	(689)
Net finance receivables, less unearned insurance premium and claim reserves and allowance for finance receivable losses	14,735	14,771	13,713
Finance receivables held for sale (1)	78	103	126
Restricted cash and restricted cash equivalents	575	499	679
Goodwill	1,422	1,422	1,422
Other intangible assets	372	388	428
Other assets	724	534	586
Total assets	$21,358	$20,090	$20,467

Liabilities and Shareholders’ Equity
Long-term debt	$16,117	$15,178	$15,898
Insurance claims and policyholder liabilities	642	685	728
Deferred and accrued taxes	81	45	72
Other liabilities	568	383	387
Total liabilities	17,408	16,291	17,085

Common stock	1	1	1
Additional paid-in capital	1,682	1,681	1,563
Accumulated other comprehensive loss	(2)	(34)	(12)
Retained earnings	2,269	2,151	1,830
Total shareholders’ equity	3,950	3,799	3,382
Total liabilities and shareholders’ equity	$21,358	$20,090	$20,467

(1) On September 30, 2018, the company transferred all of the real estate loans from Other Receivables to Finance Receivables Held for Sale.

OneMain Holdings, Inc.
CONSOLIDATED KEY FINANCIAL METRICS (UNAUDITED)

	Three Months Ended

(unaudited, $ in millions)	3/31/2019	12/31/2018	3/31/2018

Non-TDR Net Finance Receivables	$15,634	$15,711	$14,582
TDR Net Finance Receivables	502	453	405
Net Finance Receivables	$16,136	$16,164	$14,987

Average Net Receivables	$16,146	$15,964	$14,986
Average Daily Debt Balances	15,839	15,516	14,947
Origination Volume	2,582	3,268	2,540

Non-TDR Allowance	$537	$561	$524
TDR Allowance	196	170	165
Allowance	$733	$731	$689

Non-TDR Allowance Ratio	3.4%	3.6%	3.6%
TDR Allowance Ratio	39.0%	37.5%	40.7%
Allowance Ratio	4.5%	4.5%	4.6%

Gross Charge-Off	$311	$280	$290
Recoveries	(27)	(26)	(28)
Net Charge-Off	$284	$254	$262

Gross Charge-Off Ratio	7.8%	7.0%	7.9%
Recoveries	(0.7)%	(0.7)%	(0.8)%
Net Charge-Off Ratio	7.1%	6.3%	7.1%

30-89 Delinquency	$312	$390	$317
30+ Delinquency	647	753	671
60+ Delinquency	468	524	490
90+ Delinquency	335	363	354

30-89 Delinquency Ratio	1.9%	2.4%	2.1%
30+ Delinquency Ratio	4.0%	4.7%	4.5%
60+ Delinquency Ratio	2.9%	3.3%	3.3%
90+ Delinquency Ratio	2.1%	2.3%	2.4%

Note: Delinquency ratios are calculated as a percentage of net finance receivables. Charge-off ratios are calculated as a percentage of average net finance receivables. Ratios may not sum due to rounding.

OneMain Holdings, Inc.
BALANCE SHEET METRICS (UNAUDITED)

As of

(unaudited, $ in millions)	3/31/2019	12/31/2018	3/31/2018

Liquidity
Cash and cash equivalents	$1,709	$679	$1,807
Unencumbered personal loans	6,944	7,607	4,829
Undrawn conduit facilities	6,200	5,950	4,900

Total Assets	$21,358	$20,090	$20,467
Less: Goodwill	(1,422)	(1,422)	(1,422)
Less: Other intangible assets	(372)	(388)	(428)
Tangible Managed Assets	$19,564	$18,280	$18,617

Long-term debt	$16,117	$15,178	$15,898
Less: Junior subordinated debt	(172)	(172)	(172)
Adjusted Debt	$15,945	$15,006	$15,726

Total Shareholders' Equity	$3,950	$3,799	$3,382
Less: Goodwill	(1,422)	(1,422)	(1,422)
Less: Other intangible assets	(372)	(388)	(428)
Plus: Junior subordinated debt	172	172	172
Adjusted Tangible Common Equity	$2,328	$2,161	$1,704

Adjusted Debt to Adjusted Tangible Common Equity (Tangible Leverage)	6.8	x	6.9	x	9.2	x

Adjusted Tangible Common Equity to Tangible Managed Assets	11.9%	11.8%	9.2%

OneMain Holdings, Inc.
CONSOLIDATED RETURN ON RECEIVABLES (UNAUDITED)

	Three Months Ended

(unaudited, $ in millions)	3/31/19	12/31/18	3/31/18

Revenue (1)	26.6%	26.7%	25.5%
Net Charge-Off	(7.1)%	(6.3)%	(7.1)%
Risk Adjusted Margin	19.5%	20.3%	18.4%
Operating Expenses	(8.4)%	(8.6)%	(8.9)%
Unlevered Return on Receivables	11.1%	11.7%	9.5%
Interest Expense	(5.9)%	(5.7)%	(5.3)%
Change in Allowance	(0.1)%	(0.6)%	0.2%
Income Tax Expense	(1.3)%	(1.2)%	(1.2)%
Return on Receivables	3.8%	4.3%	3.2%

Note: All ratios are based on consolidated results as a percentage of average net finance receivables held for investment. Ratios may not sum due to rounding.

(1) Revenue includes interest income on finance receivables plus other revenues less insurance policy benefits and claims.

OneMain Holdings, Inc.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

	Three Months Ended

(unaudited, $ in millions)	3/31/19	12/31/18	3/31/18

Consumer & Insurance	$232	$234	$174
Acquisitions & Servicing	—	—	1
Other	(3)	(9)	(10)
Segment to GAAP Adjustment	(27)	(11)	3
Income Before Income Taxes - GAAP basis	$202	$214	$168

Pretax Income - Segment Accounting Basis	$232	$234	$174
Net Loss on Repurchases and Repayments of Debt (1)	16	—	27
Acquisition-Related Transaction and Integration Expenses (1)	6	6	10
Restructuring Charges	3	8	—
Net Gain on Sale of Cost Method Investment	(11)	—	—
Consumer & Insurance Adjusted Pretax Income (non-GAAP)	$246	$248	$211

Pretax Income - Segment Accounting Basis	—	—	1
Adjustments	—	—	—
Acquisitions & Servicing Adjusted Pretax Income (non-GAAP)	$—	$—	$1

Pretax Loss - Segment Accounting Basis	$(3)	$(9)	$(10)
Net Loss on Sale of Real Estate Loans (2)	1	6	—
Other Adjusted Pretax Loss (non-GAAP)	$(2)	$(3)	$(10)

Springleaf Debt Discount Accretion	$(6)	$(6)	$(6)
OMFH LLR Provision Catch-up	(10)	(4)	(4)
OMFH Receivable Premium Amortization	(5)	(8)	(19)
OMFH Receivable Discount Accretion	3	4	10
Other	(9)	3	22
Total Segment to GAAP Adjustment	$(27)	$(11)	$3

(1)	Amounts differ from those presented on "Consolidated Statements of Operations (Unaudited)" page as a result of purchase accounting adjustments that are not applicable on a Segment Accounting Basis.
(2)	In 1Q19 and 4Q18, the gain on the sale of the real estate loans sold has been combined with the resulting fair value impairment of the remaining loans in finance receivables held for sale.

OneMain Holdings, Inc.
RECONCILIATION OF KEY SEGMENT METRICS (UNAUDITED) (Non-GAAP)

	As of

(unaudited, $ in millions)	3/31/19	12/31/18	3/31/18

Consumer & Insurance	$16,170	$16,195	$14,870
Acquisition & Servicing	—	—	—
Other (1)	—	—	136
Segment to GAAP Adjustment	(34)	(31)	(19)
Net Finance Receivables - GAAP basis	$16,136	$16,164	$14,987

Consumer & Insurance	$765	$773	$718
Acquisition & Servicing	—	—	—
Other (1)	—	—	32
Segment to GAAP Adjustment	(32)	(42)	(61)
Allowance for Finance Receivable Losses - GAAP basis	$733	$731	$689

(1) On September 30, 2018, the company transferred real estate loans from held for investment to held for sale.

OneMain Holdings, Inc.
CONSUMER AND INSURANCE SEGMENT (UNAUDITED) (Non-GAAP)

	Three Months Ended

(unaudited, $ in millions)	3/31/2019	12/31/2018	3/31/2018

Total interest income	$954	$959	$873

Interest expense	(229)	(220)	(194)
Provision for finance receivable losses	(276)	(275)	(258)
Net interest income after provision for finance receivable losses	449	464	421

Insurance	110	111	105
Investment	27	16	14
Other	14	16	14
Total other revenues	151	143	133

Operating expenses	(309)	(312)	(298)
Insurance policy benefits and claims	(45)	(47)	(45)
Total other expenses	(354)	(359)	(343)

Adjusted pretax income (non-GAAP)	246	248	211

Income taxes (1)	(59)	(59)	(51)

Adjusted net income (non-GAAP)	$187	$189	$160

Weighted average number of diluted shares	136.2	136.2	135.9
C&I adjusted diluted EPS (2)	$1.37	$1.39	$1.18

(1) Income taxes assume a 24% statutory tax rate for 2019 and 2018.
(2) C&I adjusted diluted EPS is calculated as the C&I adjusted net income (non-GAAP) divided by the weighted average number of diluted shares outstanding.

OneMain Holdings, Inc.
CONSUMER AND INSURANCE SEGMENT - KEY FINANCIAL METRICS (UNAUDITED) (Non-GAAP)

	Three Months Ended

(unaudited, $ in millions)	3/31/2019	12/31/2018	3/31/2018

Non-TDR Net Finance Receivables	$15,579	$15,640	$14,370
TDR Net Finance Receivables	591	555	500
Net Finance Receivables (1)	$16,170	$16,195	$14,870

Average Net Receivables	$16,179	$15,994	$14,860
Origination Volume	2,582	3,268	2,540

Non-TDR Allowance	$539	$563	$514
TDR Allowance	226	210	204
Allowance (1)	$765	$773	$718

Non-TDR Allowance Ratio	3.5%	3.6%	3.6%
TDR Allowance Ratio	38.4%	37.7%	40.8%
Allowance Ratio	4.7%	4.8%	4.8%

Gross Charge-Off	$316	$285	$297
Recoveries	(32)	(30)	(33)
Net Charge-Off	$284	$255	$264

Gross Charge-Off Ratio	7.9%	7.1%	8.1%
Recoveries	(0.8)%	(0.8)%	(0.9)%
Net Charge-Off Ratio	7.1%	6.3%	7.2%

30-89 Delinquency	$313	$393	$310
30+ Delinquency	650	758	648
60+ Delinquency	470	527	473
90+ Delinquency	337	365	338

30-89 Delinquency Ratio	1.9%	2.4%	2.1%
30+ Delinquency Ratio	4.0%	4.7%	4.4%
60+ Delinquency Ratio	2.9%	3.3%	3.2%
90+ Delinquency Ratio	2.1%	2.3%	2.3%

Note: Consumer & Insurance financial information is presented on an adjusted Segment Accounting Basis. Delinquency ratios are calculated as a percentage of net finance receivables. All other ratios are shown as a percentage of C&I average net finance receivables. Ratios may not sum due to rounding.

(1) For reconciliation to GAAP, see "Reconciliation of Key Segment Metrics (Unaudited) (Non-GAAP)".

OneMain Holdings, Inc.
CONSUMER & INSURANCE SEGMENT METRICS (UNAUDITED) (Non-GAAP)

	Three Months Ended

(unaudited, $ in millions)	3/31/19	12/31/18	3/31/18

Revenue (1)	26.6%	26.4%	25.9%
Net Charge-Off	(7.1)%	(6.3)%	(7.2)%
Risk Adjusted Margin	19.5%	20.1%	18.7%
Operating Expenses	(7.7)%	(7.8)%	(8.0)%
Unlevered Return on Receivables	11.7%	12.3%	10.7%
Interest Expense	(5.7)%	(5.5)%	(5.2)%
Change in Allowance	0.2%	(0.5)%	0.2%
Income Tax Expense (2)	(1.5)%	(1.5)%	(1.4)%
Return on Receivables	4.7%	4.7%	4.3%

Note: Consumer & Insurance financial information is presented on an adjusted Segment Accounting Basis. All ratios are shown as a percentage of C&I average net finance receivables. Ratios may not sum due to rounding.

(1) Revenue includes interest income on finance receivables plus other revenues less insurance policy benefits and claims.
(2) Income taxes assume a 24% statutory tax rate for 2019 and 2018.

OneMain Holdings, Inc.
ACQUISITIONS AND SERVICING SEGMENT (UNAUDITED) (Non-GAAP)

	Three Months Ended

(unaudited, $ in millions)	3/31/2019	12/31/2018	3/31/2018

Total Other Revenues(1)	$7	$7	$9
Total Other Expenses	(7)	(7)	(8)
Adjusted pretax income (non-GAAP)	$—	$—	$1

Note:	Acquisitions & Servicing financial information is presented on an adjusted Segment Accounting Basis.

(1) Total other revenues consist of portfolio servicing fees from SpringCastle.

OneMain Holdings, Inc.
OTHER (UNAUDITED) (Non-GAAP)
	Three Months Ended

(unaudited, $ in millions)	3/31/2019	12/31/2018	3/31/2018

Interest Income:
Finance Charges	$—	$—	$3
Finance Receivables Held for Sale	3	4	2
Total Interest Income	3	4	5

Interest Expense	(2)	(4)	(5)
Provision for Finance Receivable Losses	—	—	2
Net Interest Income after Provision for Finance Receivable Losses	1	—	2

Total Other Revenues	2	1	(2)

Total Other Expenses	(5)	(4)	(10)

Adjusted Pretax Income (non-GAAP)	$(2)	$(3)	$(10)

Net Finance Receivables Held for Investment	$—	$—	$136

Net Finance Receivables Held For Sale(1)	$79	$103	$133

Note:	Other financial information is presented on an adjusted Segment Accounting Basis.

(1)	On September 30, 2018, the company transferred Other Receivables from held for investment to held for sale.

OneMain Holdings, Inc.

Investor Contact:
Kathryn Miller, 475-619-8821
Kathryn.Miller@omf.com

Source: OneMain Holdings, Inc.